VWR MANAGEMENT SERVICES, LLC Radnor Corporate Center Building One, Suite 200 100 Matsonford Road, Radnor, PA 19087 May 19, 2023 Claudius Sokenu Via electronic mail RE: Employment Letter Agreement Dear Claudius: The following Letter Agreement contains the terms of your employment with VWR Management Services, LLC, effective as of the date hereof, under which Claudius Sokenu (“You”) will provide services to Avantor, Inc. and its various affiliates. As used herein, “Avantor” shall collectively refer to VWR Management Services, LLC, Avantor, Inc. and all of their various affiliates. Position: Executive Vice President, General Counsel and Corporate Secretary Base Salary: $550,000 per year, payable in installments on Avantor’s regular payroll dates. Duties: You will serve as a member of Avantor’s Executive Leadership Team. In addition, you will perform such duties, functions and responsibilities during your employment period as reasonably and lawfully directed by the Chief Executive Officer. Reporting: You will report solely and directly to the Chief Executive Officer of Avantor, or in absence of such to the Board of Directors of Avantor. Office Location: The role is based in Radnor, Pennsylvania at Avantor’s Headquarters. You will be located remotely in New Jersey but will be required to travel to Avantor’s Headquarters. Travel frequency will include, but no limited to, any time your presence is requested, as agreed upon with the Chief Executive Officer, and in-person Board of Director meetings. Annual Bonus: You are eligible to participate in Avantor’s Incentive Compensation Plan (ICP) with a target bonus of 75% of base salary. Your 2023 bonus will be calculated as if you worked the entire calendar year.

2 Equity: You will receive a sign-on equity award under the Avantor, Inc. 2019 Equity Incentive Plan. A Restricted Stock Unit award at a target value of $250,000. The Restricted Stock Units will vest 50% each over two (2) years on the grant date anniversary. A $1,250,000 target value award allocated as follows: 1. Fifty percent (50%) in Performance Stock Units. The Performance Stock Units are subject to attainment of goals over a cumulative three-year performance period (fiscal years 2023 through 2025), as approved by Avantor’s Compensation & Human Resources Committee of the Board of Directors. 2. Twenty-five percent (25%) in Restricted Stock Units. The Restricted Stock Units will vest 25% each over four (4) years on the grant date anniversary. 3. Twenty-five percent (25%) in Stock Options. The Stock Options will vest 25% each year over two (2) years on the grant date anniversary. The number of Performance Stock Units, Restricted Stock Units and Stock Options to be awarded will be calculated based on the closing price on your date of hire in accordance with the Company’s equity valuation practices. Notwithstanding anything contained in this Letter Agreement, all equity grants shall be controlled exclusively by the applicable equity plan and award agreement pursuant to which such grants are made. Beginning in 2024, you will be included in the population eligible to participate in the annual equity grant process, subject to satisfactory performance, in accordance with Company policy. Benefits: You will be entitled to participate in all vacation, health, welfare and other similar benefits available to similarly situated employees of Avantor. You will be entitled to four (4) weeks of vacation annually. Vacation in 2023 to be pro-rated based on your hire date. Service on Other Boards During your employment with the Company, you shall render your full-time attention to the business affairs of the Company. You may serve on the board of directors of other entities only as expressly approved in advance by the Chief Executive Officer, or in absence of such, by the Board of Directors of Avantor in its discretion. Severance/Restrictive Covenants: If your employment with Avantor is terminated by you for Good Reason (as defined on Annex 1 without regard to the precondition of a Change in Control) or by Avantor without Cause, other than within a two year period following a Change in Control (each as defined on Annex 1), you will be entitled to receive (A) an amount equal to your annual base salary then in effect, payable in equal

3 installments on Avantor’s regular payroll dates during a period of twelve (12) months after such termination, (B) your target bonus, prorated for the calendar year of such termination, payable in equal installments on Avantor’s regular payroll dates during a period of twelve (12) months after such termination, (C) continued health benefits for a period ending on the earlier of (i) your becoming eligible to receive health benefits from a new employer or (ii) twelve (12) months after such termination, and (D) full and immediate vesting of any remaining unvested portion of the $1,500,000 sign- on equity award. The payments (and benefits) described in the immediately preceding sentence that are due to be paid (or provided) more than sixty (60) days after your termination are subject to your execution and non-revocation of a general release in the form attached to this Letter Agreement as Annex 2 no later than fifty (50) days after your termination. If your employment with Avantor or its successor, as applicable, is terminated by you for Good Reason (as defined on Annex 1) or by Avantor without Cause (as defined on Annex 1) within a two year period following a Change in Control, you will be entitled to receive (A) an aggregate amount equal to 1.5 times the sum of (i) your base salary then in effect, plus (ii) your target bonus for the year of such termination, payable in equal installments on Avantor’s regular payroll dates during a period of twelve (12) months after such termination and (B) continued health benefits for a period ending on the earlier of (i) your becoming eligible to receive health benefits from a new employer and (ii) eighteen (18) months after such termination. The payments (and benefits) described in the immediately preceding sentence that are due to be paid (or provided) more than sixty (60) days after your termination are subject to your execution and non-revocation of a general release in the form attached to this Letter Agreement as Annex 2 no later than fifty (50) days after your termination. If your employment is terminated by Avantor by reason of your Disability (as defined on Annex 1), you will be entitled to any compensation and benefits accrued prior to the termination date, including Avantor’s standard applicable disability insurance benefits, in place at the time of your termination. If your employment with Avantor is terminated by reason of your death, your beneficiary or estate, as applicable, will be entitled to any compensation and benefits accrued prior to the termination date, including Avantor’s standard applicable life insurance benefits in place at the time of your termination. If your employment is terminated by you without Good Reason (as defined on Annex 1), you will only be entitled to any compensation and benefits accrued prior to the termination date. Any such resignation shall require that written notice be delivered by you to

4 Avantor, via email or certified mail to the Chief Executive Officer and Chief Human Resources Officer, at least ninety (90) calendar days prior to your termination and any failure by you to provide such written notice shall be considered a material breach of this Agreement by you. If your employment is terminated by Avantor for Cause (as defined on Annex 1), you will only be entitled to any compensation and benefits accrued prior to the termination date. In the event of a termination of your employment for any reason, you agree to be subject to those restrictions set forth on Annex 1 attached hereto, which are a part of this Letter Agreement (the “Employee Covenants”). You shall be under no obligation to seek other employment for any reason or to mitigate any severance payments following a termination of your employment with Avantor for any reason. In addition, there shall be no offset against amounts due to you upon termination of your employment with Avantor on account of any compensation attributable to any employment subsequent to your employment with Avantor. Subject to the notice requirement(s) as set forth above, either you or Avantor may terminate your employment with Avantor at any time. Except as provided above in this Severance/Restrictive Covenants section, you shall not be entitled to any other salary, compensation of any form, or benefits from Avantor after termination of your employment with Avantor, except as otherwise specifically provided for in Avantor’s employee benefit plans or as otherwise expressly required by applicable law. Notwithstanding anything herein to the contrary, if any payments due hereunder would subject you to any tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of your characterization as a “specified employee” of Avantor (within the meaning of Treasury Regulation Section 1.409A-1(i)), then such payments that would otherwise cause such taxation shall be payable in a single lump sum on the first business day that is one hundred eighty (180) days following your “separation from service” (within the meaning of Code Section 409A and the regulations thereunder), and any remaining payments will be made in accordance with the foregoing provisions of this section. Personal Services Agreement: As a condition to entering into this Letter Agreement with the Company, you shall execute and agree to be bound by the Personal Services, Confidentiality and Inventions Agreement, in the form attached hereto as Exhibit A.

5 Entire Agreement: This Letter Agreement, (including any Annexes attached hereto) and the Personal Services, Confidentiality and Inventions Agreement referenced above set forth the entire understanding between you and Avantor with respect to the subject matter hereof and thereof, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof and thereof between you and Avantor and its affiliates, which shall terminate and be of no further effect upon the execution of this Letter Agreement. This Letter Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no force and effect. This Letter Agreement may be assigned by Avantor to a person or entity which is a successor in interest to substantially all of the business operations of Avantor, or to a subsidiary or affiliate of Avantor. Upon such assignment, the rights and obligations of Avantor hereunder shall become the rights and obligations of such subsidiary, affiliate or successor person or entity. Code Section 409A: This Letter Agreement will be interpreted to avoid any tax under §409A of the Code. For purposes of §409A, each payment made under this Letter Agreement will be treated as a separate payment. With respect to any reimbursements provided under this Letter Agreement that are subject to §409A, the amount of expenses eligible for reimbursement during a calendar year cannot affect the expenses eligible for reimbursement in any other calendar year. [Signature page follows]

6 VWR MANAGEMENT SERVICES, LLC By: VWR International, LLC, its sole member By: /s/ Meghan Henson________ Name: Meghan Henson Title: Executive Vice President & CHRO Accepted and Agreed /s/ Claudius Sokenu__________ Claudius Sokenu Date: ___5/19/2023___________

Exhibit A - Personal Services, Confidentiality and Inventions Agreement See Attached.

AVANTOR, INC. PERSONAL SERVICES, CONFIDENTIALITY AND INVENTIONS AGREEMENT THIS Personal Services, Confidentiality, and Inventions Agreement (“Agreement”) is between Avantor, Inc., presently headquartered at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087 (with its various affiliates, “Avantor” or the “Company”) and Claudius Sokenu (“Executive” or “I”) who is employed by Avantor. Avantor’s sound business policy requires that its trade secrets, technical and non- technical know-how, business knowledge, plans, systems, business methods, business records and customer relations to be protected and not utilized by any person or firm who competes or wants to compete with Avantor. The parties wish to evidence the terms of the employment relationship between them and particularly to set forth certain restrictions which shall apply to Executive in the event of termination of his/her employment with Avantor. In consideration of and as part of the terms of employment by Avantor, it is agreed as follows: 1. Compensation and Benefits. Executive shall be entitled to a salary, annual bonus and other monetary compensation, which shall be established by Avantor at the inception of employment and may be periodically thereafter adjusted for increase only. Executive shall also be entitled to participate in various Company employee benefit plans (for example, health insurance, retirement, and the like), in accordance with the participation requirements of said plans, and nothing contained herein shall confer benefit eligibility which is in any manner inconsistent with the terms of the benefit plans. 2. Executive’s General Obligations; Conflicts of Interest. During my employment with Avantor, I agree to devote substantially all my working time during normal business hours to Avantor. During my employment with Avantor, I agree to use my best efforts to perform the duties associated with my position and title with Avantor as Avantor may direct, not to engage in any other business or activity the nature of which shall be determined by Avantor to be competitive with Avantor, its suppliers or its customers and to comply with any Conflict of Interest Policy of Avantor. I acknowledge and agree that I will not serve on the board of directors of any other companies during my employment with Avantor without first obtaining prior written approval from Avantor’s Chief Executive Officer. I further agree to conform to all Company policies, practices, and procedures, to the extent such policies, practices and procedures have been provided to me in writing, as well as lawful directions of Avantor and/or its affiliates as to performance of services for Avantor, to the extent that the same are consistent with my position and title with Avantor. 3. No Existing Restrictive Agreements. I represent that I am not a party to any contract limiting my present or future right to work for Avantor or to perform such activities as shall be required from time to time by Avantor. 4. Prior Employer Information. I agree that I will not use improperly or disclose any confidential or proprietary information or trade secrets of my former or current employers, principals, partners, co-venturers, customers, or suppliers, or the vendors or customers of such persons or entities, and I will not violate any nondisclosure or

2 proprietary rights agreement I might have signed in connection with any such employer, person or entity. 5. Non-Disclosure of Information. I recognize that, in the performance of my duties with Avantor, Confidential Information belonging to Avantor will come into my possession, including, without limitation, information regarding business methods, plan, systems, customer lists and customer relations, vendor lists and vendor relations, cost and pricing information, distribution and logistical information, and other information relating to the business of Avantor that is not known to the general public. I recognize that the business of Avantor is materially dependent upon the relationship between Avantor and its customers who are serviced by its associates and that Avantor has and will entrust me with Confidential Information that must remain the property of Avantor. As used in this Agreement, “Confidential Information” shall mean the trade secrets, technical and non-technical know-how, technical and business knowledge and information, plans and systems, business methods, customer lists and customer relations of Avantor, including but not limited to research, development, manufacturing, purchasing, accounting, data processing, engineering, marketing, merchandising, selling and invoicing, which information is acquired from or through Avantor during the course of my employment by Avantor. “Confidential Information” shall not include any information that is or becomes publicly known or that enters the public domain other than as a result of my breach of my obligations under this Agreement or any other agreement between me and Avantor or its affiliates. I agree that I will not at any time hereafter disclose Confidential Information to third parties or use Confidential Information for any purpose other than to further Avantor’s business, except as is required by law, any court of competent jurisdiction or any governmental agency or authority or recognized subpoena power. Notwithstanding the above, nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as provided in this paragraph or under applicable law, under no circumstance am I authorized to disclose any information covered by Avantor’s attorney-client privilege or attorney work product, or trade secrets, without prior written consent of Avantor.

3 6. Assignment of Inventions. I will make prompt and full disclosure to Avantor, will hold in trust for the sole benefit of Avantor, and will assign, exclusively to Avantor, all my right, title, and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein “Inventions”) that I, solely or jointly, may conceive, develop, or reduce to practice during the period of time I am in the employ of Avantor. I hereby waive and quitclaim to Avantor any and all claims of any nature whatsoever that I now or hereafter may have for infringement of any patent resulting from any patent applications for any Inventions so assigned to Avantor. My obligation to assign shall not apply to any Invention about which I can prove that: (a) it was developed entirely on my own time; and (b) no equipment, supplies, facility, services, or trade secret information of Avantor were used in its development; and (c) it does not relate (i) directly to the business of Avantor or (ii) to the actual or demonstrably anticipated research or development of Avantor; and (d) it does not result from any work performed by me for Avantor. 7. Excluded and Licensed Inventions. I have attached hereto a list describing all Inventions belonging to me and made by me prior to my employment with Avantor that I wish to have excluded from this Agreement. If no such list is attached, I represent that there are no such Inventions. If in the course of my employment at Avantor, I incorporate into a Company product, process, or machine, an Invention owned by me or in which I have an interest, Avantor is hereby granted and shall have an exclusive royalty-free, irrevocable, worldwide license to make, have made, use, and sell that Invention without restriction as to the extent of my ownership or interest. 8. Application for Copyrights and Patents. I will execute any proper oath or verify any proper document in connection with carrying out the terms of this Agreement. If, because of my mental or physical condition or for any other reason whatsoever, Avantor is unable to secure my signature to apply for or to pursue any application for any United States or foreign patent or copyright covering Inventions assigned to Avantor as stated above, I hereby irrevocably designate and appoint Avantor and its duly authorized officers and agents as my agent and attorney in fact, to act for me and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of U.S. and foreign patents and copyrights thereon with the same legal force and effect as if executed by me. I will testify at Avantor’s request and expense in any interference, litigation, or other legal proceeding that may arise during or after my employment. 9. Third Party Information. I recognize that Avantor has received and will receive confidential or proprietary information from third parties subject to a duty on Avantor’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. This information shall be deemed not to include any information that is or becomes publicly known or that enters the public domain other than as a result of my breach of my obligations under this Agreement or any other agreement between me and Avantor or its affiliates. During the term of my employment and thereafter I will

4 not disclose nor use such information for the benefit of anyone other than Avantor or such third party, or in any manner inconsistent with any agreement between Avantor and such third party of which I am made aware, except as is required by law, any court of competent jurisdiction or any governmental agency or authority or recognized subpoena power. 10. Termination. I acknowledge that this Agreement shall not constitute a contract for employment for any specific period of time, and that either Avantor or I am free to terminate this Agreement, and employment relationship, “at will,” at any time, with or without cause. I agree that upon termination of this Agreement and my employment, for any or no reason, I will promptly return to Avantor all records of Confidential Information, including copies in my possession, and all other physical properties issued to me as an employee, in a reasonable state of function or repair. I will also so return any keys, pass cards, identification cards or other property belonging to Avantor. Returning all Company property is a condition of receiving severance benefits, if any. 11. Non-Waiver. The failure by Avantor to enforce any of the provisions hereof upon any default by me at a particular time or under certain circumstances shall not be treated as a permanent waiver of such provisions and shall not prevent subsequent enforcement of such provisions upon default by either party. 12. Irreparable Harm. I agree that any proven breach of this Agreement by me would cause irreparable harm to Avantor for which monetary damages could not adequately compensate. If Avantor proves a breach, irreparable harm shall be presumed, and I expressly waive any bonding requirement as a prerequisite to Avantor obtaining injunctive relief. Avantor can also seek damages and attorneys’ fees. 13. Assignability of This Agreement. The services contracted for between Avantor and me in this Agreement are personal, and therefore I may not assign this Agreement to any other person or entity. This Agreement may, however, be assigned by Avantor to a successor to the business of Avantor or to an affiliate of Avantor. 14. Severability. It is the intention of the parties that this Agreement shall be enforceable to the fullest extent permitted by local, state, and/or federal law in the jurisdiction in which performance of this Agreement occurs, or in which performance of this Agreement is sought to be enforced. In the event that a court of competent jurisdiction determines that one or more provisions of this Agreement are not enforceable under the provisions of the jurisdiction in which performance occurs or enforcement is sought, such a determination shall not affect the enforceability of the remainder of this Agreement. 15. Other Agreements. This Agreement, together with the letter agreement, dated May 19, 2023 between me and Avantor (the “Letter Agreement”), sets forth the sole and entire agreement between the parties hereto, and supersedes and replaces any and all prior agreements, whether oral, written, or implied, entered into by me and Avantor, pertaining to my employment, the terms, conditions, and responsibilities thereof, and/or any other subject matter contained in this Agreement or the Letter Agreement. This Agreement and the Letter Agreement shall be considered together as one agreement. There will be no modification of this Agreement, either verbal, implied, written, or otherwise, except through a written agreement signed by me, and an officer of Avantor, which refers to the specific paragraph of this Agreement intended to be modified, and

5 sets forth, in writing, the specific modification of said paragraph. This Agreement and the Letter Agreement, including all Annexes, will supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof and thereof between me and Avantor and its affiliates. [Signature page follows]

WITNESS WHEREFORE, the parties have executed this Agreement as of the 19th day of May, 2023. /s/ Claudius Sokenu Executive – Signature AVANTOR, INC. Claudius Sokenu Executive – Print Name By: /s/ Meghan Henson Its:

Annex 1 - Employee Covenants 1. Noncompetition, Nonsolicitation and Nondisparagement. You acknowledge that in the course of your employment with Avantor or any of its Subsidiaries or Affiliates you will become familiar with Avantor’s and its Subsidiaries’ and Affiliates’ trade secrets and with other confidential information concerning Avantor and such Subsidiaries and Affiliates and that your services will be of special, unique and extraordinary value to Avantor and such Subsidiaries and Affiliates. Therefore, you agree that: (a) Nonsolicitation. During the Employment Period and for a period of twenty-four (24) months thereafter, you shall not directly or indirectly (i) induce or attempt to induce any employee of Avantor or any of its Subsidiaries or Affiliates to leave the employ of Avantor or any such Subsidiary or Affiliate, or in any way interfere with the relationship between Avantor or any of its Subsidiaries or Affiliates and any employee thereof, (ii) hire any person who was an employee of Avantor or any of its Subsidiaries or Affiliates within one hundred eighty (180) days after a Separation, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Avantor or any of its Subsidiaries or Affiliates to cease doing business with Avantor or such Subsidiary or Affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Avantor or any of its Subsidiaries or Affiliates or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the Business and with which Avantor or any of its Subsidiaries or Affiliates has entertained discussions relating to the acquisition of such business by Avantor or any of its Subsidiaries or Affiliates in the twelve (12) month period immediately preceding a Separation. (b) Nondisparagement. During the Employment Period and at any time thereafter, you shall not disparage Avantor or any of its Subsidiaries or Affiliates, or any officer, employee, director, shareholder or member of Avantor Subsidiaries or Affiliates. (c) Enforcement. If, at the time of enforcement of Section 1 or 2, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because your services are unique and because you have access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Annex 1. Therefore, in the event a breach or threatened breach of this Annex 1, Avantor or any of its Subsidiaries or Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). (d) Additional Acknowledgments. You acknowledge that the provisions of Sections 1 and 2 are in consideration of: (i) employment with Avantor or its Subsidiaries or Affiliates and (ii) additional good and valuable consideration, including the payment of salary and bonus, as set forth in this Letter Agreement. In addition, you agree and acknowledge that the restrictions contained in Sections 1 and 2 do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. In addition, you acknowledge (A) that the business of Avantor and its Subsidiaries and Affiliates will be conducted throughout the world, (B) notwithstanding the state of incorporation or principal

2 office of Avantor or any of its Subsidiaries or Affiliates, or any of their respective executives or employees (including you), it is expected that Avantor and its Subsidiaries and Affiliates will have business activities and have valuable business relationships within its industry throughout the world, and (C) as part of your responsibilities, you will be traveling throughout the world in furtherance of Avantor’s or any of its Subsidiaries’ or Affiliates’ business and relationships. You agree and acknowledge that the potential harm to Avantor and any of its Subsidiaries and Affiliates of the non-enforcement of Sections 1 and 2 outweighs any potential harm to you of its enforcement by injunction or otherwise. You acknowledge that you have carefully read this Annex 1 and have given careful consideration to the restraints imposed upon you by this Annex 1, and are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Avantor and any of its Subsidiaries and Affiliates now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this Annex 1 is reasonable with respect to subject matter, time period and geographical area. 2. Definitions. “Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person. “Board” means Avantor’s Board of Directors. “Cause” means (i) the conviction of, or entry of a plea of nolo contendere with respect to, a felony or a crime involving moral turpitude, or the commission of fraud with respect to Avantor or any of its Subsidiaries or Affiliates or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties as reasonably directed by the Board or a supervisor or report, after providing you with fifteen (15) days’ prior written notice and a reasonable opportunity to remedy such failure, (iii) gross negligence or willful misconduct with respect to Avantor or any of its Subsidiaries or Affiliates or (iv) a material violation of material Company rules or policies. Your cessation of employment shall not be deemed to be for Cause unless and until, if capable of being cured, the act or omission constituting Cause is not cured within fifteen (15) days following your receipt of written notice regarding such act or omission. “Change in Control” shall have the meaning ascribed to it in the Avantor, Inc. 2019 Equity Incentive Plan. “Disability” shall have the meaning ascribed to it in Avantor’s long-term disability policy. “Employment Period” means the period during which you are employed by Avantor or any of its Subsidiaries or Affiliates, regardless of whether such employment is pursuant to the terms of this Letter Agreement or another agreement. “Good Reason” means, within the two year period following a Change in Control, (i) a material diminution to your base salary, bonus opportunity, authority, duties or responsibilities, (ii) Avantor fails to make any compensatory payment to you when due, which is required to be paid to you pursuant to the Letter Agreement, (iii) a relocation of your principal place of employment to a location that is outside a fifty (50) mile radius from your principal place of employment immediately prior to a Change in Control, or (iv) any other action or inaction by Avantor which constitutes a material breach by Avantor of the Letter Agreement; provided that, in order for your resignation for Good Reason to be effective, written notice of the

3 occurrence any event that constitutes Good Reason must be delivered by you to Avantor within ninety (90) calendar days after you have actual knowledge of the occurrence of any such event and the occurrence of such event is not cured by Avantor within thirty (30) days after the date of such written notice by you to Avantor. “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof. “Separation” means you ceasing to be employed by Avantor or any of its Subsidiaries or Affiliates for any reason. “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of Avantor. 3. Miscellaneous. (a) Applicable Law. This Annex 1 shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. (b) Consent to Jurisdiction. You hereby irrevocably submit to the nonexclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania and the state courts of the Commonwealth of Pennsylvania for the purposes of any suit, action or other proceeding arising out of this Annex 1 or any transaction contemplated hereby. You further agree that service of any process, summons, notice or document by certified or registered mail to your address as listed above or such other address or to the attention of such other person as you have specified by prior written notice to Avantor shall be effective service of process in any action, suit or proceeding in the Commonwealth of Pennsylvania with respect to any matters to which you have submitted to jurisdiction as set forth above in the immediately preceding sentence. You irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Annex 1 or the transactions contemplated hereby in the United States District Court for the Eastern District of Pennsylvania

4 or the state courts of the Commonwealth of Pennsylvania and hereby irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum. (c) Additional Agreements. The provisions of this Annex 1 are in addition to, and do not supersede, the provisions of the Personal Services, Confidentiality and Inventions Agreement between you and Avantor. (d) MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS LETTER AGREEMENT (INCLUDING AVANTOR) HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS LETTER AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

Annex 2 - General Release I, Claudius Sokenu (“Sokenu” or “I”), in consideration of and subject to the performance by VWR Management Services, LLC, a Delaware limited liability company (together with its affiliates, the “Company”), of its obligations under the Employment Letter Agreement, dated as of May __, 2023 (the “Letter Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. 1. I understand that any payments or benefits paid or granted to me under the “Severance/Restrictive Covenants” section of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in the “Severance/Restrictive Covenants” section of the Letter Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company. 2. Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). 3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

2 4. I agree that this General Release does not waive or release any rights or claims that I may have which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). 5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release. 6. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct. 7. I agree that this General Release and the Letter Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or this Letter Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction. 8. I understand that any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity. Furthermore, nothing in this Agreement shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity

3 (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as provided in this paragraph or under applicable law, under no circumstance are you authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or trade secrets, without prior written consent of the Company. 9. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof. 10. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. 11. By execution of this Agreement, I expressly waive any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA) and: (a) I acknowledge that my waiver of rights or claims arising under the ADEA is in writing and is understood by me; (b) I expressly understand that this waiver refers to rights or claims arising under the ADEA; (c) I expressly understand that the waiver of my rights or claims arising under the ADEA is in exchange for the consideration outlined in the Letter Agreement, which is substantially above and beyond that to which I am entitled; (d) I acknowledge that the waiver of my rights or claims arising under the ADEA is in exchange for the consideration outlined in the Letter Agreement, which is substantially above and beyond that to which I am entitled; (e) I acknowledge that the Company expressly advised me to consult with an attorney of my choosing prior to executing this General Release;

4 (f) I have been advised by the Company that I have a period of twenty-one (21) days within which to consider this General Release after it is presented to me; (g) I acknowledge I have been advised by the Company that I am entitled to revoke (in the event I execute this General Release) my waiver of rights or claims arising under the ADEA within seven (7) days after executing and that said waiver will not and does not become effective or enforceable until the seven (7) day revocation period has expired; (h) I understand that this waiver is not requested in connection with an exit incentive or other employment termination program; (i) I acknowledge, notwithstanding any other provision to the contrary, that no sums or benefits due me under the Letter Agreement shall be paid or provided until the revocation period specified in subparagraph (g) hereof has expired without me exercising any right to revoke and all Company property has been returned to the Company by me. DATE: _____________ _________________________________ Claudius Sokenu